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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-87472) and related Prospectus of PolyOne Corporation for the registration of $200,000,000 8.875% Senior Notes due 2012 and to the incorporation by reference therein of our reports dated January 30, 2002, with respect to the consolidated financial statements of PolyOne Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and our report dated March 28, 2002, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP
Cleveland, Ohio
July 23, 2002